I-Minerals Inc. Suite 880 - 580 Hornby Street Vancouver, BC, V6C 3B6 Phone: 604.303.6573 Fax: 604.684.0642 Email: info@imineralsinc.com

Mediation Resolves Hoodoo Resources and Brent Thomson Family Trust Complaint Against I-Minerals

Vancouver, B.C. (June 3, 2015) -- I-Minerals Inc. (TSX.V: IMA; OTCQX: IMAHF) ("the Company" or "I-Minerals") announces, further to its press releases of March 20, 2014, July 3, 2014, October 8, 2014, and May 19, 2015, that court-ordered mediation was held on May 28, 2015, in the lawsuit filed against the Company by Hoodoo Resources, LLC, and the Brent Thomson Family Trust (collectively, "the Plaintiffs").  The mediation sought to resolve the Plaintiffs’ claims against the Company, as well as the Company’s claims against the Plaintiffs.

The Company is pleased to announce that the mediation was successful and the Plaintiffs and the Company entered into an agreement in principle to settle the parties’ claims against one another that was documented in a Binding Settlement Term Sheet.  The terms of the settlement include “the broadest release allowed by law” and require that all claims now existing, whether known or unknown, be dismissed with prejudice.  The settlement also includes an acknowledgement by the Plaintiffs that “I-Minerals is the sole owner of the” mineral Leases that are subject to the August 10, 2002 agreement, as amended, between the Company and IIM, and that the Company owns the mineral Leases “free and clear of all claims of the parties” to the lawsuit.

The agreement in principle is subject to Court approval, which the Company believes will be forthcoming in the next thirty (30) days.

The President and CEO of I-Minerals, Thomas Conway, states that “management’s steadfast position that I-Minerals would ultimately resolve the legal action to the satisfaction of I-Minerals’ shareholders has been vindicated.”

I-Minerals finally wishes to acknowledge the diligent efforts of the mediator, Michael McNichols, and I-Minerals’ counsel of record, the law firm of Eberle, Berlin, Kading, Turnbow & McKlveen, Chtd., in resolving this legal action.

About I-Minerals Inc.

I-Minerals is developing multiple deposits of high purity, high value halloysite, quartz, potassium feldspar and kaolin at its strategically located Helmer-Bovill property in north central Idaho.  A 2014 Prefeasibility Study on the Bovill Kaolin Deposit completed by SRK Consulting (USA) Inc. highlights the potential of the Helmer-Bovill property’s Bovill Kaolin deposit: after tax NPV6 of $212 million; 30.5% IRR; 3 year payback and $72.7 million initial CAPEX; $84 million CAPEX including life of mine sustaining capital over a 25 year mine life.  Ongoing development work is focused on moving the project towards production.

I-Minerals Inc.

Per:  “Thomas M. Conway”

Thomas M. Conway,
President & CEO

Contact:	Barry Girling	Paul J. Searle, Investor Relations
	877-303-6573 or 604-303-6573 ext. 102	877-303-6573 or 604-303-6573 ext. 113
	Email: info@imineralsinc.com Or visit our website at www.imineralsinc.com	Email: psearle@imineralsinc.com

NEITHER THE TSX VENTURE EXCHANGE NOR ITS REGULATION SERVICES PROVIDER (AS THAT TERM IS DEFINED IN THE POLICIES OF THE TSX VENTURE EXCHANGE) ACCEPTS RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS NEWS RELEASE.

This News Release includes certain "forward looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Without limitation, statements regarding potential mineralization and resources, exploration results, and future plans and objectives of the Company are forward looking statements that involve various risks. Actual results could differ materially from those projected as a result of the following factors, among others: changes in the world wide price of mineral market conditions, risks inherent in mineral exploration, risk associated with development, construction and mining operations, the uncertainty of future profitability and uncertainty of access to additional capital.